EXHIBIT 99.1

Investor Contact:	Tobey J. Russ 441-294-6350
Jonathan J.R. Dodd 441-294-6355

Media Contact:	Sabrena E. Tufts 441-294-6377

For Immediate Release

QUANTA ANNOUNCES SECOND QUARTER RESULTS
COMPANY REPORTS NET INCOME OF $8.5 MILLION, OR $0.15 PER DILUTED SHARE

Hamilton, Bermuda – (Business Wire) – August 1, 2005 - Quanta Capital Holdings Ltd. (NASDAQ: QNTA) today reported that its net income for the second quarter of 2005 was $8.5 million, or $0.15 per diluted share. This compares to net income of $1.8 million, or $0.03 per diluted share, for the second quarter of 2004.

Net income excluding realized gains on investments for the second quarter of 2005 was $7.7 million, or $0.13 per share. This compares to net income excluding realized losses on investments for the second quarter of 2004 of $2.6 million, or $0.05 per share.

Gross written premiums for the second quarter of 2005 were $168.5 million and net written premiums were $127.4 million, which compares to gross written premiums of $135.0 million and net written premiums of $114.1 million in the second quarter of 2004. This equates to growth of 24.8% in gross written premiums and 11.7% in net written premium from the second quarter of 2004 to the second quarter of 2005. For the second quarter, specialty insurance contributed $82.7 million of the net written premiums, including $21.0 million of net written premiums from Quanta's Lloyd's syndicate. Specialty reinsurance contributed $44.7 million of the net written premiums. Net premiums earned in the second quarter were $105.0 million, compared to $56.9 million for the second quarter of 2004. Technical services revenues for the second quarter 2005 were $7.2 million compared to revenues of $8.3 million for the second quarter of 2004. Total revenues for the second quarter of 2005 were $122.4 million compared to total revenues of $67.8 million for the second quarter of 2004.

Tobey J. Russ, Quanta's Chief Executive Officer, stated, "Our second quarter results reflect the growth and continued maturing of the company. Net earned premiums exceeded $100 million in the quarter, an amount sufficient to cover our underwriting expenses, which have generally been investments in infrastructure, and to generate underwriting income of $2.4 million."

Mr. Russ continued, "Growth in net written premiums reflects the continued development and penetration of our specialty insurance business which accounted for 64.9% of our total net premiums in the quarter. Our syndicate at Lloyd's, which made an important contribution in the quarter, continues to gain momentum in the European specialty lines market."

Quanta will host a conference call to discuss second quarter results at 9:00 a.m. Eastern Time on Tuesday, August 2, 2005. A live webcast of this call will be available at www.quantaholdings.com and will be archived on Quanta's website. A slide presentation accompanying the Company's discussion of its second quarter 2005 results will also be available on the Company's website at www.quantaholdings.com beginning approximately 10 minutes before the commencement of the conference call. A telephone replay of the conference call also will be available beginning on August 2, 2005 at 11:00 a.m. Eastern Time, until August 9, 2005. To access the replay, domestic callers should dial 888-286-8010 and international callers should dial 617-801-6888. All callers should provide pass code # 29063539.

Net income excluding net realized gains and losses on investments and underwriting income are non-GAAP financial measures. Reconciliations of these measures to the company's net income are presented at the end of this release.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United States, Ireland and the United Kingdom, Quanta focuses on writing coverage for specialized classes of risk through a team of experienced, technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise. Quanta is listed on the NASDAQ stock market and trades under the symbol QNTA.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors are detailed in the company's filings with the U.S. Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements to reflect subsequent events or circumstances.

(Tables to follow)

QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended June 30, 2005	For the three months ended June 30, 2004
Gross premiums written	$168,548	$134,971
Net premiums written	$127,364	$114,063
Net premiums earned	105,009	56,855
Technical services revenues	7,176	8,346
Net investment income	6,187	3,318
Net realized gains (losses) on investments	862	(827)
Net foreign exchange gains (losses)	88	(96)
Other income	3,068	235
Total revenues	122,390	67,831

Net losses and loss expenses incurred	62,519	32,325
Acquisition expenses	19,243	12,837
Direct technical services costs	5,999	5,827
General and administrative expenses	23,976	14,577
Interest expense	944	—
Depreciation and amortization	959	450
Total expenses	113,640	66,016

Income before income taxes	8,750	1,815
Income tax expense	220	—
Net income	8,530	1,815

Weighted average number of common shares and common share equivalents
– basic	56,801,890	56,798,218
– diluted	56,801,890	57,528,692

Net income per common share
– basic income per share	$0.15	$0.03
− diluted income per share	$0.15	$0.03

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QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	As of 6/30/05	As of 12/31/04
Assets
Investments at fair market value
Available for sale investments	$675,035	$559,430
Trading investments related to deposit liabilities	39,898	40,492
	714,933	599,922
Cash and cash equivalents	61,719	32,775
Restricted cash and cash equivalents	35,441	42,482
Accrued investment income	5,223	4,719
Premiums receivable	202,560	146,784
Losses and loss adjustment expenses recoverable	37,584	13,519
Other accounts receivable	9,136	11,575
Deferred acquisition costs	45,484	41,496
Deferred reinsurance premiums	74,353	47,416
Property and equipment, net	5,830	4,875
Goodwill and other intangible assets	20,247	20,617
Other assets	30,005	14,553
Total assets	$1,242,515	$980,733

Liabilities
Reserve for losses and loss expenses	$260,314	$159,794
Unearned premiums	348,036	247,936
Environmental liabilities assumed	20,805	6,518
Reinsurance balances payable	36,037	24,929
Accounts payable and accrued expenses	20,356	17,360
Net payable for investments purchased	8,515	3,749
Deposit liabilities	42,946	43,365
Deferred income and other liabilities	6,405	4,935
Junior subordinated debentures	61,857	41,238
Total liabilities	$805,271	$549,824

Shareholders' equity
Common shares	568	568
Additional paid-in capital	523,843	523,771
Accumulated deficit	(85,171)	(93,058)
Accumulated other comprehensive loss	(1,996)	(372)
Total shareholders' equity	$437,244	$430,909
Total liabilities and shareholders' equity	$1,242,515	$980,733

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QUANTA CAPITAL HOLDINGS LTD.
CONSOLIDATED UNDERWRITING RATIOS
(Unaudited)

As a company with limited underwriting activities the following Net Expense Ratios and Combined Ratios for the three months ended June 30, 2005 and 2004 are not necessarily indicative of our future underwriting performance.

	Three months ended 6/30/05	Three months ended 6/30/04
Loss Ratio[1]	59.6%	56.9%
Acquisition Expense Ratio[2]	18.3%	22.6%
General and Administrative Expense Ratio[3]	17.4%	11.2%
Net Expense Ratio[4]	35.7%	33.8%
Combined Ratio[5]	95.3%	90.7%

[1]	The Loss Ratio is calculated by dividing net losses and loss expenses incurred by net premiums earned.

[2]	The Acquisition Expense Ratio is calculated by dividing acquisition expenses by net premiums earned.

[3]	The General and Administrative Expense Ratio indicates the level of indirect costs associated with acquiring/writing insurance and reinsurance contracts, and is calculated by dividing general and administrative expenses associated with our underwriting activities by net premiums written. General and administrative expenses associated with our underwriting activities for the three months ended June 30, 2005 and June 30, 2004 were $22.1 million and $12.8 million and include $0.8 million and $0.5 million charged by the technical services segment and exclude $2.7 million and $2.3 million related to our technical services activities for the same periods.

[4]	The Net Expense Ratio is the sum of our Acquisition Expense Ratio and General and Administrative Expense Ratio.

[5]	The Combined Ratio is the sum of our Loss Ratio and Net Expense Ratio.

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QUANTA CAPITAL HOLDINGS LTD.
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS
(in thousands, except per share amounts)
(Unaudited)

In addition to the GAAP financial measures and the ratios included within this release, the Company has presented "net income excluding net realized gains and losses on investments" and "underwriting income (loss)" which are non-GAAP financial measures.

Net Income excluding realized gains and losses on investments

The Company has included the "net income excluding net realized gains and losses on investments" measure as it believes that security analysts, rating agencies and investors believe that realized gains and losses are largely opportunistic and are a function of economic and interest rate conditions. As a result, the Company believes that they evaluate the net income before realized gains or losses to make performance comparisons with the Company's industry peers.

	Three months ended 6/30/05	Three months ended 6/30/04
Net income	$8,530	$1,815
Adjustment for net realized (gains) losses on investments	(862)	827
Adjustment for associated tax impact of net realized gains (losses) on investments	(3)	—
Net income excluding realized (gains) losses on investments	$7,665	$2,642

Net income per share — basic and diluted	$0.15	$0.03
Adjustment for net realized (gains) losses on investments	(0.02)	0.02
Adjustment for associated tax impact of net realized gains (losses) on investments	—	—
Net income per share excluding realized (gains) losses on investments – basic and diluted	$0.13	$0.05

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Underwriting income (loss)

The Company has included the "underwriting income (loss)" measure as it believes it is an indicator of the profitability of its specialty insurance, including Lloyd's, and reinsurance business across all geographies. Accordingly the Company has excluded net income from its technical services segment when calculating its underwriting income (loss). Furthermore, because the Company does not manage its assets by segment, income tax expense, depreciation of fixed assets and amortization of intangibles, interest expense, net investment income, realized (gains) losses on investments, other loss (income) (derived substantially from our investment activities) and net foreign exchange (gains) losses have also been excluded from the computation of underwriting income (loss). In addition, the Company believes that security analysts, rating agencies and investors believe that the measure facilitates performance comparisons with the Company's industry peers.

	Three months ended 6/30/05	Three months ended 6/30/04
Net income	$8,530	$1,815
Adjustment for income tax expense	220	—
Adjustment for depreciation of fixed assets and amortization of intangibles	959	450
Adjustment for interest expense	944	—
Adjustment for net investment income	(6,187)	(3,318)
Adjustment for realized (gains) losses on investments	(862)	827
Adjustment for other loss (income)	59	(117)
Adjustment for net foreign exchange (gains) losses	(88)	96
Adjustment for technical services income (loss)	(1,181)	(837)
Underwriting income (loss)	$2,394	$(1,084)

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Quarterly financial information
(in thousands, except per share amounts)
(Unaudited)

The following is a summary of quarterly financial data for the quarter ended June 30, 2005 and for the four quarters ending March 31, 2005.

	Quarter ended 6/30/05	Quarter ended 3/31/05	Quarter ended 12/31/04	Quarter ended 9/30/04	Quarter ended 6/30/04

Gross premiums written	$168,548	$172,726	$123,983	$116,729	$134,971
Net premiums written	127,364	142,877	107,054	85,969	114,063
Net premium earned	105,009	91,486	87,527	65,523	56,855
Technical service revenues	7,176	7,150	9,905	7,727	8,346
Net investment income	6,187	5,225	4,496	3,258	3,318
Net realized gains (losses) on investments	862	(483)	(437)	297	(827)
Other income	3,156	1,574	2,221	221	139
Total revenues	122,390	104,952	103,712	77,026	67,831

Net losses and loss expenses incurred	(62,519)	(57,496)	(72,733)	(77,963)	(32,325)
Acquisition costs	(19,243)	(20,477)	(18,117)	(16,424)	(12,837)
Direct technical service costs	(5,999)	(4,861)	(7,740)	(5,231)	(5,827)
General and administrative expenses	(23,976)	(20,871)	(18,763)	(14,294)	(14,577)
Interest expense	(944)	(826)	—	—	—
Depreciation and amortization	(959)	(842)	(783)	(560)	(450)
Total expenses	(113,640)	(105,373)	(118,136)	(114,472)	(66,016)

Net income (loss) before income taxes	8,750	(421)	(14,424)	(37,446)	1,815
Income tax expense	220	223	—	—	—
Net income (loss)	$8,530	$(644)	$(14,424)	$(37,446)	$1,815

Basic income (loss) per share	$0.15	$0.01	$(0.25)	$(0.66)	$0.03
Diluted income (loss) per share	$0.15	$0.01	$(0.25)	$(0.66)	$0.03

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